Exhibit 10.1

Black Knight, Inc.

Amended and Restated

2015 Omnibus Incentive Plan

Notice of Restricted Stock Grant

You (the “Grantee”) have been granted the following award of restricted Shares of common stock (the “Restricted Stock”), par value $0.0001 per share (the “Shares”), by Black Knight, Inc. (the “Company”), pursuant to the Black Knight, Inc. Amended and Restated 2015 Omnibus Incentive Plan (the “Plan”) and the terms set forth in the attached Restricted Stock Award Agreement:

Name of Grantee:	Participant Name
Number of Shares of Restricted Stock Granted:	Number of Awards Granted
Effective Date of Grant:	Grant Date
Vesting and Period of Restriction:

Subject to the terms of the Plan and the Restricted Stock Award Agreement attached hereto, the Period of Restriction shall lapse, and the Shares shall vest and become free of the forfeiture provisions contained in the Restricted Stock Award Agreement, with respect to one-third of the shares on each of the first three anniversaries of the Effective Date of Grant as set forth on Exhibit A of the Restricted Stock Award Agreement, attached hereto.

By your electronic acceptance/signature below, you agree and acknowledge that the Restricted Stock is granted under and governed by the terms and conditions of the Plan and the attached Restricted Stock Award Agreement, which are incorporated herein by reference, and that you have been provided with a copy of the Plan and Restricted Stock Award Agreement. If you have not accepted or declined this Restricted Stock Grant, including the terms of this Notice and Restricted Stock Award Agreement, prior to the first vesting date of the Effective Date of Grant, you are hereby advised and acknowledge that you shall be deemed to have accepted the terms of this Notice and Restricted Stock Award Agreement on such first vesting date of the Effective Date of Grant.

Electronic Signature

Acceptance Date

Black Knight, Inc.

Amended and Restated 2015 Omnibus Incentive Plan

Restricted Stock Award Agreement

(Subject to Time-Based Restriction)

Section 1.	GRANT OF RESTRICTED STOCK
(a) Restricted Stock.  On the terms and conditions set forth in the Notice of Restricted Stock Grant (the “Notice”) and this Restricted Stock Award Agreement (the “Agreement”), the Company grants to the Grantee on the Effective Date of Grant the Shares of Restricted Stock (the “Restricted Stock”) set forth in the Notice.
(b) Plan and Defined Terms.  The Restricted Stock is granted pursuant to the Black Knight, Inc. Amended and Restated 2015 Omnibus Incentive Plan (the “Plan”).  All terms, provisions, and conditions applicable to the Restricted Stock set forth in the Plan and not set forth herein are hereby incorporated by reference herein.  To the extent any provision hereof is inconsistent with a provision of the Plan, the provisions of the Plan will govern.  All capitalized terms that are used in the Notice or this Agreement and not otherwise defined therein or herein shall have the meanings ascribed to them in the Plan.
Section 2.	FORFEITURE AND TRANSFER RESTRICTIONS
(a) Forfeiture.  Except as otherwise provided in Section 2(e) or in the Grantee’s employment, director services or similar agreement in effect at the time of the termination:
(i)If the Grantee’s employment or service as a Director or Consultant is terminated for any reason other than death or Disability (as defined below), the Grantee shall, for no consideration, forfeit to the Company the Shares of Restricted Stock to the extent such Shares are subject to a Period of Restriction at the time of such termination.
(ii)If the Grantee’s employment or service as a Director or Consultant is terminated due to the Grantee’s death or Disability, a portion of the Shares which on the date of termination remain subject to a Period of Restriction shall vest and become free of the forfeiture and transfer restrictions contained in the Agreement (except as otherwise provided in Section 2(c) of this Agreement).   The portion which shall vest shall be determined by the following formula (rounded to the nearest whole Share):

(A x B) – C, where

A = the total number of Shares granted under this Agreement,

B = the number of completed months to the date of termination since the Effective Date of Grant divided by 36, and

C = the number of Shares granted under this Agreement which vested on or prior to the date of termination.

All Shares that are subject to a Period of Restriction on the date of termination of employment or service as a Director or Consultant and which will not be vested pursuant to Section 2(a)(ii) above, shall be forfeited to the Company, for no consideration.

(iii)The term “Disability” shall have the meaning ascribed to such term in the Grantee’s employment, director services or similar agreement with the Company.  If the Grantee’s employment, director services or similar agreement does not define the term “Disability,” or if the Grantee has not entered into an employment, director services or similar agreement with the Company or any Subsidiary, the term “Disability” shall mean the Grantee is (or, if the Grantee were a participant, would be) entitled to long-term disability benefits pursuant to the long-term disability plan maintained by the Company or in which the Company’s employees participate.
(b) Transfer Restrictions.  During the Period of Restriction, the Restricted Stock may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of, to the extent such Shares are subject to a Period of Restriction.

(c) Holding Period.  If and when (i) the Grantee is an Officer (as defined in Rule 16a-1(f) of the Exchange Act), and (ii) the Grantee does not hold Shares with a value sufficient to satisfy the applicable stock ownership guidelines of the Company in place at that time, then the Grantee must retain 50% of the Shares acquired by the Grantee as a result of the lapse of a Period of Restriction (excluding from the calculation any Shares withheld for purposes of satisfying the Grantee’s tax obligations in connection with such lapse of a Period of Restriction) until such time as the value of the Shares remaining in the Grantee’s possession following any sale, assignment, pledge, exchange, gift or other transfer of the Shares shall be sufficient to meet any applicable stock ownership guidelines of the Company in place at that time.  For the avoidance of doubt, at any time when the Grantee holds, in the aggregate, Shares with a value sufficient to satisfy the applicable stock ownership guidelines of the Company in place at that time, the Grantee may enter into a transaction with respect to any Shares acquired by the Grantee as a result of the lapse of a Period of Restriction without regard to the holding period requirement contained in this Section 2(c) so long as the Grantee shall continue to satisfy such stock ownership guidelines following such transaction.
(d) Lapse of Restrictions.  The Period of Restriction shall lapse as to the Restricted Stock in accordance with the Notice and the terms of this Agreement.  Subject to the terms of the Plan and Section 6(a) hereof, upon lapse of the Period of Restriction, the Grantee shall own the Shares that are subject to this Agreement free of all restrictions, other than the holding period restriction described in Section 2(c) above, if applicable.
(e) Change in Control.  Notwithstanding anything to the contrary in the Plan or any employment, director services or similar agreement in effect at the time of the termination, the Restricted Stock will not vest solely due to a Change in Control; provided, however, that any Time-Based Restriction or other restriction imposed on the Restricted Stock that has not previously lapsed, including the holding period described in Section 2(c) above, shall immediately lapse upon the earlier of: (a) the end of the original Period of Restriction, or (b) a termination by the Company (or an affiliate thereof) of the Grantee’s employment or service as a Director or Consultant without Cause or by the Grantee for Good Reason at any time within the six months immediately preceding the Change in Control, or at any time following the Change in Control that is prior to the end of the Period of Restriction.
(i)For purposes of this Agreement, the term “Cause” shall have the meaning ascribed to such term in any employment, director services or similar agreement to which the Grantee is a party at the time of the termination, or in the absence of such an agreement that defines Cause, the Grantee’s (i) persistent failure to perform duties consistent with a commercially reasonable standard of care (other than due to a physical or mental impairment); (ii) willful neglect of duties (other than due to a physical or mental impairment); (iii) conviction of, or pleading nolo contendere to, criminal or other illegal activities involving dishonesty or moral turpitude; (iv) material breach of this Agreement; (v) material breach of the Company’s or an affiliate’s business policies, accounting practices or standards of ethics; (vi) material breach of any applicable non-competition, non-solicitation, trade secrets, confidentiality or similar restrictive covenant, or (vii) failure to materially cooperate with or impeding an investigation authorized by the Board; provided, however, that the Grantee shall have been given a thirty (30) day period to cure any act or omission that constitutes Cause, if capable of cure, prior to termination.
(ii)For purposes of this Agreement, the term “Good Reason” shall have the meaning ascribed to such term in any employment, director services or similar agreement to which the Grantee is a party at the time of the termination, or in the absence of such an agreement that defines Good Reason, “Good Reason” shall mean, in the absence of the Grantee’s written consent: (a) a material reduction in the Grantee’s base salary in effect immediately prior to a Change in Control, (b) a transfer of the Grantee’s primary work site to a new primary work site that is more than thirty-five (35) miles (measured along a straight line) from the Grantee’s then current primary work site unless such new primary work site is closer (measured along a straight line) to the Grantee’s primary residence than the Grantee’s then current primary work site, or (c) there is a material breach by the Company (or any successor thereto) of any agreement to which the Grantee is party with the Company, provided, however, that no such event described above shall constitute Good Reason unless (i) the Grantee gives notice that the Grantee intends to terminate the Grantee’s employment or service and specifying the condition or event relied upon for such termination within ninety (90) days of the initial existence of such event, (ii) the Company fails to cure the condition or event constituting Good Reason within thirty (30) days following receipt of such notice, and (iii) the Grantee terminates employment or service within ninety (90) days following the expiration of such thirty (30) day cure period.

Section 3.	STOCK CERTIFICATES

As soon as practicable following the grant of Restricted Stock, the Shares of Restricted Stock shall be registered in the Grantee’s name in certificate or book-entry form.  If a certificate is issued, it shall bear an appropriate legend referring to the restrictions and it shall be held by the Company, or its agent, on behalf of the Grantee until the Period of Restriction has lapsed.  If the Shares are registered in book-entry form, the restrictions shall be placed on the book-entry registration.  The Grantee may be required to execute and return to the Company a blank stock power for each Restricted Stock certificate (or instruction letter, with respect to Shares registered in book-entry form), which will permit transfer to the Company, without further action, of all or any portion of the Restricted Stock that is forfeited in accordance with this Agreement.

Section 4. SHAREHOLDER RIGHTS

Except for the transfer and dividend restrictions, and subject to such other restrictions, if any, as determined by the Committee, the Grantee shall have all other rights of a holder of Shares, including the right to vote (or to execute proxies for voting) such Shares.  Unless otherwise determined by the Committee, if all or part of a dividend in respect of the Restricted Stock is paid in Shares or any other security issued by the Company, such Shares or other securities shall be held by the Company subject to the same restrictions as the Restricted Stock in respect of which the dividend was paid.

Section 5.	DIVIDENDS
(a) Any dividends paid with respect to Shares which remain subject to a Period of Restriction shall not be paid to the Grantee but shall be held by the Company.
(b) Such held dividends shall be subject to the same Period of Restriction as the Shares to which they relate.
(c) Any dividends held pursuant to this Section 5 which are attributable to Shares which vest pursuant to this Agreement shall be paid to the Grantee within 30 days of the applicable vesting date.
(d) Dividends attributable to Shares forfeited pursuant to Section 2 of this Agreement shall be forfeited to the Company on the date such Shares are forfeited.
Section 6.	MISCELLANEOUS PROVISIONS
(a) Tax Withholding.  Pursuant to Article 20 of the Plan, the Committee shall have the power and right to deduct or withhold, or require the Grantee to remit to the Company, an amount sufficient to satisfy any federal, state and local taxes (including the Grantee’s FICA obligations) required by law to be withheld with respect to this Award.  The Committee may condition the delivery of Shares upon the Grantee’s satisfaction of such withholding obligations.  The Grantee may elect to satisfy all or part of such withholding requirement by tendering previously-owned Shares or by having the Company withhold Shares having a Fair Market Value equal to the minimum statutory withholding (based on minimum statutory withholding rates for federal, state and local tax purposes, as applicable, including payroll taxes) that could be imposed on the transaction, and, to the extent the Committee so permits, amounts in excess of the minimum statutory withholding to the extent it would not result in additional accounting expense.  Such election shall be irrevocable, made in writing, signed by the Grantee, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.
(b) Confidential Information.  The Grantee will occupy a position of trust and confidence and will have access to and learn substantial information about the Company and its affiliates and their respective operations that is confidential or not generally known in the industry including, without limitation, information that relates to purchasing, sales, customers, marketing, and the financial positions and financing arrangements of the Company and its affiliates.  The Grantee agrees that all such information is proprietary or confidential, or constitutes trade secrets and is the sole property of the Company and/or its affiliates, as the case may be.  The Grantee will keep confidential and, outside the scope of the Grantee’s duties and responsibilities with the Company and its affiliates, will not reproduce, copy or disclose to any other person or firm, any such information or any documents or information relating to the Company’s or its affiliates’ methods, processes, customers, accounts, analyses, systems, charts, programs, procedures, correspondence or records, or any other documents used or owned by the Company or any of its affiliates, nor will the Grantee advise, discuss with or in any way assist any other person, firm or entity in obtaining or learning about any of the items described in this section.  Accordingly, during such time as the Grantee is employed by or provides services as a Director or Consultant to the Company or an affiliate thereof (the “Term of Service”) and at all times thereafter the Grantee will not disclose, or permit or encourage anyone else to disclose, any such information, nor will the Grantee utilize any such information, either alone or with others, outside the scope of the Grantee’s duties and responsibilities with the Company and its affiliates.
(c) Non-Competition.
(i)During Term of Service.  During the Term of Service, the Grantee will devote such business time, attention and energies reasonably necessary to the diligent and faithful performance of the services to the Company and its affiliates, and will not engage in any way whatsoever, directly or indirectly, in any business that is a competitor with the Company’s or its affiliates’ principal business, that is a reasonably anticipated extension of their principal business, or that is engaged in the research or development of a product that will compete with the Company’s or its affiliates’ principal business, nor solicit customers, suppliers or employees of the Company or its affiliates on behalf of, or in any other manner work for or assist any business which is a direct competitor with the Company’s or its affiliates’ principal business.  In addition, during the Term of Service, the Grantee will undertake no planning for or organization of any business activity competitive with the work performed as an employee, Director or Consultant of the Company, and the Grantee will not combine or conspire with any other employee of the Company or any other person for the purpose of organizing any such competitive business activity.
(ii)After Term of Service.  The parties acknowledge that the Grantee will acquire substantial knowledge and information concerning the business of the Company and its affiliates as a result of employment or services as a Director or Consultant.  The parties further acknowledge that the scope of business in which the Company and its affiliates are engaged is national and very competitive and one in which few companies can successfully compete.  Competition by the Grantee in that business after the Term of Service would severely injure the Company and its affiliates.  Accordingly, for a period of one (1) year after the Grantee’s employment or service as a Director or Consultant of the Company or an affiliate thereof terminates for any reason whatsoever, the Grantee agrees: (1) not to engage in any way whatsoever, directly or indirectly, including, as an employee, consultant, advisor, principal, partner or substantial shareholder with any firm or business that competes with the Company or its affiliates in their principal products and markets, that is a reasonably anticipated extension of the Company or its affiliates in their principal products and markets, or that is engaged in the research or development of a product that will compete with the Company or its affiliates in their principal products and markets; and (2), on behalf of any such competitive firm or business, not to solicit any person or business that was at the time of such termination and remains a customer or prospective customer, a supplier or prospective supplier, or an employee of the Company or its affiliates.
(iii)Notice to Prospective Employers. Employee agrees that, with respect to each prospective employer with which Employee applies or interviews for employment during the term of Employee’s employment with the Company and within one year after the termination of the Employee’s employment with the Company, Employee will inform the prospective employer of the existence of this Agreement and will provide the prospective employer with a copy of this Agreement.
(d) Improvements and Inventions.  Any and all improvements or inventions that the Grantee may make or participate in during the Term of Service, unless wholly unrelated to the business of the Company and its affiliates and not produced within the scope of the Grantee’s employment or service as a Director or Consultant, shall be the sole and exclusive property of the Company.  The Grantee shall, whenever requested by the Company, execute and deliver any and all documents that the Company deems appropriate in order to apply for and obtain patents or copyrights in improvements or inventions or in order to assign and/or convey to the Company the sole and exclusive right, title and interest in and to such improvements, inventions, patents, copyrights or applications.
(e) Ratification of Actions.  By accepting this Agreement, the Grantee and each person claiming under or through the Grantee shall be conclusively deemed to have indicated the Grantee’s acceptance and ratification of, and consent to, any action taken under the Plan or this Agreement and Notice by the Company, the Board or the Committee.
(f) Notice.  Any notice required by the terms of this Agreement shall be given in writing and shall be deemed effective upon personal delivery or upon deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid.  Notice shall be addressed to the Company at its principal executive office and to the Grantee at the address that he or she most recently provided in writing to the Company.
(g) Choice of Law.  This Agreement and the Notice shall be governed by, and construed in accordance with, the laws of Florida, without regard to any conflicts of law or choice of law rule or principle that might otherwise cause the Plan, this Agreement or the Notice to be governed by or construed in accordance with the substantive law of another jurisdiction.
(h) Arbitration.  Subject to, and in accordance with the provisions of Article 3 of the Plan, any dispute or claim arising out of or relating to the Plan, this Agreement or the Notice shall be settled by binding arbitration before a single arbitrator in Jacksonville, Florida and in accordance with the Commercial Arbitration Rules of the American Arbitration Association.  The arbitrator shall decide any issues submitted in accordance with the provisions and commercial purposes of the Plan, this Agreement and the Notice, provided that all substantive questions of law shall be determined in accordance with the state and federal laws applicable in Florida, without regard to internal principles relating to conflict of laws.
(i) Modification or Amendment.  This Agreement may only be modified or amended by written agreement executed by the parties hereto; provided, however, that the adjustments permitted pursuant to Section 4.3 of the Plan may be made without such written agreement.
(j) Severability.  In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of this Agreement, and this Agreement shall be construed and enforced as if such illegal or invalid provision had not been included.
(k) References to Plan.  All references to the Plan shall be deemed references to the Plan as may be amended from time to time.
(l) Section 409A Compliance.  To the extent applicable, it is intended that the Plan and this Agreement comply with the requirements of Code Section 409A and any related regulations or other guidance promulgated with respect to such Section by the U.S.  Department of the Treasury or the Internal Revenue Service and the Plan and the Award Agreement shall be interpreted accordingly.

EXHIBIT A

Vesting and Restrictions

This grant is subject to Time-Based Restrictions, as described below. The period between the Effective Date of Grant and the applicable Vesting Date of a Share of Restricted Stock is the “Period of Restriction” for such Share of Restricted Stock.

Time-Based Restrictions

In order for the Restricted Stock to vest on any Vesting Date, unless otherwise provided in the Agreement, the Grantee must satisfy the continued service conditions set forth in Section 2 of the Agreement (the “Time-Based Restrictions”) as of the applicable Vesting Date.

Vesting Date	% of Restricted Stock
First (1st) anniversary of the Effective Date of Grant	33.34%
Second (2nd) anniversary of the Effective Date of Grant	33.33%
Third (3rd) anniversary of the Effective Date of Grant	33.33%

Vesting

If the applicable Time-Based Restriction has been achieved as of a Vesting Date, the percentage of the Restricted Stock indicated on the row for such Vesting Date in the table above shall vest.